Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES FIRST QUARTER 2009 RESULTS

RADNOR, PA (BusinessWire) May 6, 2009 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended March 31, 2009 and provided an update of full-year 2009 guidance.

First Quarter 2009 Highlights

First quarter 2009 results, with comparisons to first quarter 2008 results, included the following:

•

Quarterly record oil and gas production of 152.3 million cubic feet of natural gas equivalent (MMcfe) per day, or 13.7 billion cubic feet of natural gas equivalent (Bcfe), a 32 percent increase as compared to 115.6 MMcfe per day, or 10.5 Bcfe;

•	Operating cash flow, a non-GAAP (generally accepted accounting principles) measure, of $73.4 million as compared to $84.6 million;

•	Net loss of $7.2 million, or $0.17 per diluted share, as compared to net income of $3.2 million, or $0.07 per diluted share; and

•

Adjusted net income, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value, drilling rig standby charges and impairments that affect comparability to the prior year period, of $2.6 million, or $0.06 per diluted share, as compared to adjusted net income of $19.9 million, or $0.48 per diluted share.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

In the first quarter of 2009, our operating loss was $7.4 million, which was $67.6 million lower than the $60.1 million of operating income in the first quarter of 2008. This decrease was comprised of a $59.0 million decrease in oil and gas segment operating income and a $16.7 million decrease in natural gas midstream segment (PVR Midstream) operating income, offset in part by a $7.4 million increase in operating income from the coal and natural resource management segment (PVR Coal & Natural Resource Management) and a $0.7 million decrease in corporate general and administrative (G&A) expenses.

The $11.2 million decrease in operating cash flow in the first quarter of 2009 as compared to the prior year quarter was primarily due to lower operating income (before depreciation, depletion and amortization (DD&A), rig standby and impairment expenses), higher interest expense and lower other income. These decreases in operating cash flow were partially offset by an increase in cash received to settle derivatives.

The $10.4 million decrease in net income in the first quarter of 2009 as compared to the prior year quarter was primarily due to lower operating income, higher interest expense and lower other income. These decreases to net income were partially offset by a $36.2 million increase in derivatives income, resulting mainly from changes in the valuation of unrealized derivative positions, lower net income attributable to noncontrolling interests and lower income tax expense.

The $17.3 million decrease in adjusted net income in the first quarter of 2009 as compared to the prior year quarter was primarily due to the decrease in net income, adjustments to exclude the effects of the non-cash changes in the valuation of unrealized derivatives positions, partially offset by the increase in cash received to settle derivatives and adjustments to exclude the effects of rig standby charges and impairments.

Management Comment

A. James Dearlove, President and Chief Executive Officer, said, “Like many companies in our industry, we have been adversely impacted by the declines in commodity prices and hampered by the turmoil in the financial markets. In spite of these difficult conditions, we are pleased with our performance during the first quarter of 2009. The 32 percent year-over-year growth in oil and gas daily production, and six percent sequential growth, to a new quarterly record together with improving operating and capital cost control are a testimony to the quality of our plays, our people and the experience that we have in our oil and gas segment. In addition, this strong start to 2009 provides the basis for keeping our 2009 production guidance unchanged even as we defer drilling in response to very weak natural gas prices.

“Given the extreme weakness in natural gas prices and poor economic and financial market conditions, we believe it is prudent to maintain a cautious approach to capital spending plans in 2009. As such, we have reduced our full-year 2009 guidance for capital expenditures, excluding rig standby charges, to a range of $130 to $140 million, down $80 million from previous guidance. This capital expenditures plan, which has only $44 to $54 million left to be spent during the final three quarters of the year, is expected to be funded almost entirely by operating cash flows and cash distributions we expect to receive from our investment in Penn Virginia GP Holdings (NYSE: PVG). In spite of the cuts in capital spending, we anticipate year-over-year production growth of two to seven percent in 2009.

“First quarter production growth came from a number of our core plays, led by the Mid-Continent region’s Granite Wash, the East Texas Lower Bossier (Haynesville) Shale, Mississippi’s Selma Chalk and exploration success in the Gulf Coast. While we expect year-over-year production growth in 2009 to be muted, due mainly to the deferral of drilling, we believe we have an ample inventory of drilling locations for growth from existing plays as well as new plays which we expect to explore in coming years.

“PVR Coal & Natural Resource Management continues to provide strong contributions to cash flows, as this segment delivered a solid performance in the first quarter of 2009, with 15 percent higher lessee coal production and 12 percent higher average coal royalties per ton than the prior year quarter. During the first quarter, PVR Midstream recorded throughput volumes 87 percent higher than the prior year quarter and eight percent higher relative to the fourth quarter of 2008. However, the increase in system throughput volumes in the quarter was more than offset by the impact of the dramatic slowdown in the economy, which has reduced the demand for natural gas liquids (NGLs) and has hurt profit margins in the business segment. In the first quarter of 2009, our midstream margins were supported by our hedging program.

“For Penn Virginia Resource Partners, L.P. (NYSE: PVR), which has a capital structure independent of Penn Virginia Corporation, access to capital is critical to continued growth of its coal and midstream business segments. We are pleased, therefore, that during the first quarter PVR was able to increase its revolving credit facility by $100 million and had over $200 million of availability at the end of the first quarter to support working capital needs and some modest growth opportunities.”

Oil and Gas Segment Review

First quarter oil and gas production grew 32 percent to a record 152.3 MMcfe per day, or 13.7 Bcfe, from 115.6 MMcfe per day, or 10.5 Bcfe, in the first quarter of 2008, and was six percent higher than the previous quarterly record of 143.8 MMcfe per day, or 13.2 Bcfe in the fourth quarter of 2008. See our separate operational update news release dated May 1, 2009 for a more detailed discussion of first quarter 2009 drilling and production operations for the oil and gas segment.

During the first quarter of 2009, oil and gas segment operating income decreased by $59.0 million as compared to the prior year quarter to an operating loss of $22.7 million, including $9.9 million of drilling rig standby charges and $1.2 million of impairment charges. The decrease was due to a $27.7 million, or 30 percent, decrease in revenues and a $31.3 million, or 56 percent, increase in total operating expenses. The decrease in revenues was due to sharp declines in realized commodity prices – a 46 percent decrease in the natural gas price and a 62 percent decrease in the oil price – offset in part by a 32 percent increase in oil and gas production. The increase in operating expenses was due primarily to the production increase, $9.9 million of rig standby charges, $6.2 million of increased amortization of unproved properties included in exploration expense, a $13.3 million increase in DD&A expense and $1.2 million of impairments, offset in part by a $1.0 million decrease in taxes other than income as a result of the decrease in commodity prices. Excluding the rig standby and impairment charges discussed below, the segment operating loss was $11.6 million, a decrease of $47.9 million from $36.4 million of operating income in the prior year quarter.

In the first quarter of 2009, total oil and gas segment expenses, excluding the rig standby and impairment charges, increased by $20.2 million, or 36 percent, to $76.2 million, or $5.56 per Mcfe produced, from $55.9 million, or $5.32 per Mcfe produced, in the first quarter of 2008, as discussed below:

•

First quarter 2009 cash operating expenses of $24.7 million, or $1.80 per Mcfe produced, were flat from the $24.7 million, or $2.34 per Mcfe produced, in the first quarter of 2008. The decrease in unit cash operating expenses was primarily due to lower taxes other than income and lower lease operating expense, as discussed below:

•

Lease operating expense decreased to $1.08 per Mcfe from $1.35 per Mcfe primarily due to decreased overall service costs due to sharply lower commodity prices and reduced water disposal and other costs as compared to the prior year quarter;

•	Taxes other than income decreased to $0.35 per Mcfe from $0.56 per Mcfe primarily due to decreased severance taxes related to sharply lower commodity prices; and

•	Segment G&A expense decreased to $0.37 per Mcfe as compared to $0.44 per Mcfe.

•

Exploration expense, excluding drilling rig standby charges discussed below, increased to $11.4 million in the first quarter of 2009, as compared to $4.7 million in the prior year quarter, primarily due to $6.2 million of increased amortization of unproved properties related to higher leasehold acquisition costs in our East Texas, Mid-Continent and Gulf Coast regions.

•

DD&A expense increased by $13.4 million, or 50 percent, to $40.0 million, or $2.92 per Mcfe, in the first quarter of 2009 from $26.6 million, or $2.53 per Mcfe, in the prior year quarter. The overall increase in DD&A expense was primarily due to the production increase, as well as the higher depletion rate per unit of production a result of higher drilling costs and leasehold acquisitions.

In the first quarter of 2009, we opted to defer the drilling of wells in several of our plays due to unfavorable economic conditions. As a result, we amended certain drilling rig contracts to delay commencement of drilling until January 2010. In the first quarter of 2009, we expensed approximately $9.9 million for lump sum delay fees, minimum daily standby fees and demobilization fees expected to be paid during the standby period. We will continue to evaluate economic conditions through the remainder of 2009 to determine whether to continue to defer drilling. This decision could result in additional standby expense of up to approximately $14.8 million during 2009.

In addition, during the first quarter of 2009, we incurred approximately $1.2 million of impairments. These charges were primarily related to market declines in the spot and future oil and gas prices.

Coal & Natural Resource Management and

Natural Gas Midstream Segment Review (PVR and PVG)

Operating income for PVR Coal & Natural Resource Management increased by $7.4 million, or 42 percent, to $25.0 million in the first quarter of 2009. This increase was primarily due to a 15 percent increase in lessee coal production and a 12 percent increase in average coal royalties per ton, offset in part by a four percent increase in operating expenses. Operating income for PVR Midstream decreased by $16.7 million to an operating loss of $3.0 million in the first quarter of 2009. This decrease was primarily due to a 34 percent decrease in midstream gross margin and a 59 percent increase in operating expenses, offset in part by an 87 percent increase in system throughput volumes. Adjusted for the cash impact of derivatives, PVR Midstream’s midstream gross margin increased 21 percent from $16.9 million in the first quarter of 2008 to $20.6 million in the first quarter of 2009.

Financial and operational results and full-year 2009 guidance for each of these segments are provided in the financial tables later in this release. In addition, operational updates for these segments are discussed in more detail in PVR’s news release dated May 6, 2009. Please visit PVR’s website, www.pvresource.com, under “For Investors” for a copy of the release.

As previously announced, on May 20, 2009, PVG will pay to unitholders of record as of May 4, 2009 a quarterly cash distribution of $0.38 per unit, or an annualized rate of $1.52 per unit, covering the period of January 1 through March 31, 2009. On an annualized basis, this represents a 12 percent increase over the annualized distribution of $1.36 per unit with respect to the same quarter of 2008 and is unchanged from the distribution paid with respect to the third and fourth quarters of 2008. As a result of PVG’s distribution, we will receive a cash distribution of approximately $11.4 million in the second quarter of 2009, which would be approximately $45.7 million on an annualized basis.

PVG owns PVR’s general partner, including the incentive distribution rights, and is PVR’s largest limited partner unitholder. PVG derives its cash flow solely from cash distributions received from PVR. As the owner of the general partner and largest unitholder of PVG, we report our financial results on a consolidated basis with the financial results of PVG.

A conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” table in this release. Using the equity method, PVG’s results are reduced to a few line items and the results from oil and gas operations and corporate are therefore highlighted. We believe that this is useful since the oil and gas and corporate segments provide a majority of our cash flow from operations as compared to distributions we receive from PVG. We believe that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies.

Capital Resources and Impact of Derivatives

As of March 31, 2009, we had outstanding borrowings of $620.0 million, including $230.0 million ($201.5 million carrying value) of convertible senior subordinated notes due 2012 and $390.0 million of borrowings under our $450.0 million revolving credit facility. The $58.0 million increase in outstanding borrowings as compared to the $562.0 million at December 31, 2008 was primarily due to higher spending to fund our oil and gas capital expenditures during the first quarter.

As of March 31, 2009, PVR had outstanding borrowings of $595.1 million under its $800 million revolving credit facility with remaining revolver borrowing capacity of $203.3 million. The $27.0 million increase in outstanding PVR borrowings as compared to $568.0 million outstanding as of December 31, 2008 was primarily due to PVR capital expenditures during the first quarter of 2009.

Consolidated interest expense increased from $10.7 million in the first quarter of 2008 to $12.5 million in the first quarter of 2009. The increase was due to higher average level of outstanding borrowings during the first quarter of 2009 as compared to the prior year quarter.

Due to decreases in natural gas and crude oil prices experienced during the first quarter, the mark-to-market valuation of our and PVR’s open hedging positions resulted in derivatives income of $10.3 million in the first quarter of 2009, as compared to derivatives expense of $25.9 million in the prior year quarter. Included in derivatives income for the first quarter of 2009 was $17.4 million of income related to our oil and gas segment and $7.2 million of expense related to PVR. Cash settlements of derivatives included in these amounts resulted in net cash receipts of $19.1 million during the first quarter of 2009, as compared to $9.0 million of net cash payments in the first quarter of 2008. Included in the cash settlement of derivatives for the first quarter of 2008 was $16.3 million of net cash receipts related to our oil and gas segment and $2.8 million of net cash receipts related to PVR’s commodity and interest rate derivatives.

Guidance for 2009

See the Guidance Table included in this release for guidance estimates for full-year 2009. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our and PVR’s operating environments change.

First Quarter 2009 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss first quarter 2009 financial and operational results, is scheduled for Thursday, May 7, 2009 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to our website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until May 21, 2009 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #320300. An on-demand replay of the conference call will be available at our website beginning shortly after the call.

******

Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the East Texas, Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas. We also own approximately 77 percent of PVG, the owner of the general partner and the largest unit holder of PVR, a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.

For more information, please visit PVA’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs, crude oil and coal; our ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired; the relationship between natural gas, NGL, oil and coal prices; the projected demand for and supply of natural gas, NGLs, crude oil and coal; the availability and costs of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differs from estimated proved oil and gas reserves and recoverable coal reserves; PVR’s ability to generate sufficient cash from its businesses to maintain and pay the quarterly distribution to its general partner and its unitholders; the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; operating risks, including unanticipated geological problems, incidental to our business and to PVR’s coal or natural gas midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; PVR’s ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our oil and natural gas production, of PVR’s lessees’ mining operations and related coal infrastructure projects and new processing plants in PVR’s natural gas midstream business; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders; and other risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS—unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008 - (a)
Revenues
Natural gas	$52,821	$80,513
Crude oil	6,328	9,215
Natural gas liquids (NGLs)	3,370	1,868
Natural gas midstream	95,206	125,048
Coal royalties	30,630	23,962
Other	10,805	8,529

Total revenues	199,160	249,135

Expenses
Cost of midstream gas purchased	79,398	99,697
Operating	22,702	21,002
Exploration	11,448	4,680
Exploration—Drilling rig standby charges—(b)	9,864	—
Taxes other than income	6,432	7,395
General and administrative (excluding equity-based compensation)	15,094	16,101
Equity-based compensation—(c)	3,392	1,558
Impairments	1,196	—
Depreciation, depletion and amortization	57,073	38,569

Total expenses	206,599	189,002

Operating income (loss)	(7,439)	60,133

Other income (expense)
Interest expense	(12,502)	(10,747)
Other	1,573	2,331
Derivatives	10,255	(25,901)

Income (loss) before income taxes and noncontrolling interests	(8,113)	25,816

Income tax benefit (expense)	4,562	(2,594)

Net income (loss)—(d)	$(3,551)	$23,222

Net income attributable to noncontrolling interests—(d)	(3,658)	(20,028)

Net income (loss) attributable to PVA—(d)	$(7,209)	$3,194

Earnings (loss) per share—basic and diluted:

Net income (loss) per share attributable to PVA common shareholders, basic	$(0.17)	$0.08

Net income (loss) per share attributable to PVA common shareholders, diluted—(e)	$(0.17)	$0.07

Weighted average shares outstanding, basic	41,922	41,558
Weighted average shares outstanding, diluted	42,075	41,803

	Three Months Ended March 31,
	2009	2008
Production
Natural gas (MMcf)	11,802	9,748
Crude oil (MBbls)	171	95
NGLs (MBbls)	147	34
Total natural gas, crude oil and NGL production (MMcfe)	13,710	10,522

Prices
Natural gas ($ per Mcf)	$4.48	$8.26
Crude oil ($ per Bbl)	$37.01	$97.00
NGLs ($ per Bbl)	$22.93	$54.94

(a) - As a result of adopting FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement), we are required to present our results of operations retrospectively as if the standard had been in effect for all periods presented.

(b) - Drilling rig standby charges represent fees paid in connection with the deferral of drilling associated with contractually committed rigs and frac tank rentals.

(c) - Our equity-based compensation expense includes our stock option expense and the amortization of restricted stock and restricted stock units related to employee awards in accordance with SFAS No. 123(R), Share-Based Payment.

(d) - As a result of adopting SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, we are presenting net income, net income attributable to noncontrolling interests and net income attributable to PVA.

(e) - Net income per share attributable to PVA common shareholders, diluted, includes an adjustment to net income for the dilutive effect of PVR’s net income allocated to PVR units that we own and have awarded under PVR’s long-term incentive compensation plan.

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS—unaudited

(in thousands)

	March 31, 2009	December 31, 2008
Assets
Current assets	$231,864	$263,518
Net property and equipment	2,542,804	2,512,177
Other assets	225,830	220,870

Total assets	$3,000,498	$2,996,565

Liabilities and shareholders’ equity
Current liabilities	$190,340	$247,594
Convertible notes	201,545	199,896
Revolving credit facility	390,000	332,000
Long-term debt of PVR	595,100	568,100
Other liabilities and deferred taxes	308,525	312,645
PVA shareholders’ equity and noncontrolling interests	1,314,988	1,336,330

Total liabilities and shareholders’ equity	$3,000,498	$2,996,565

CONSOLIDATED STATEMENTS OF CASH FLOWS—unaudited

(in thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities
Net income (loss)	$(3,551)	$23,222
Adjustments to reconcile net income attributable to PVA to net cash provided by operating activities:
Depreciation, depletion and amortization	57,073	38,569
Impairments	1,196	—
Derivative contracts:
Total derivative losses (gains)	(9,801)	27,009
Cash settlements of derivatives	19,148	(8,953)
Deferred income taxes	(4,634)	2,142
Dry hole and unproved leasehold expense	10,504	3,553
Noncash interest expense	2,711	1,952
Other	780	(2,918)

Operating cash flow (see attached table “Certain Non-GAAP Financial Measures”)	73,426	84,576
Changes in operating assets and liabilities	29,593	(18,424)

Net cash provided by operating activities	103,019	66,152

Cash flows from investing activities
Acquisitions	(3,073)	(4,740)
Additions to property and equipment	(136,213)	(108,662)
Other	254	405

Net cash used in investing activities	(139,032)	(112,997)

Cash flows from financing activities
Dividends paid	(2,349)	(2,344)
Distributions paid to noncontrolling interest holders	(18,455)	(13,740)
Repayments of bank indebtedness	(7,542)	—
Net proceeds from PVA borrowings	58,000	54,000
Net proceeds from PVR borrowings	27,000	2,000
Other	(9,258)	5,282

Net cash provided by financing activities	47,396	45,198

Net increase (decrease) in cash and cash equivalents	11,383	(1,647)
Cash and cash equivalents—beginning of period	18,338	34,527

Cash and cash equivalents—end of period	$29,721	$32,880

PENN VIRGINIA CORPORATION

QUARTERLY SEGMENT INFORMATION—unaudited

(in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe)(a)
Three Months Ended March 31, 2009

Production
Total natural gas, crude oil and NGLs (MMcfe)	13,710
Natural gas (MMcf)	11,802
Crude oil (MBbls)	171
NGLs (MBbls)	147
Coal royalty tons (thousands of tons)			8,748
Midstream system throughput volumes (MMcf)				32,280

Revenues
Natural gas	$52,821	$4.48	$—	$—	$—	$52,821
Crude oil	6,328	37.01	—	—	—	6,328
NGLs	3,370	22.93	—	—	—	3,370
Natural gas midstream	—		—	117,379	(22,173)	95,206
Coal royalties	—		30,630	—	—	30,630
Other	2,046		7,622	1,128	9	10,805

Total revenues	64,565	4.71	38,252	118,507	(22,164)	199,160

Expenses
Cost of midstream gas purchased	—	—	—	100,620	(21,222)	79,398
Operating expense	14,763	1.08	2,107	6,783	(951)	22,702
Exploration	11,448	0.84	—	—	—	11,448
Exploration—Drilling rig standby charges	9,864	0.72	—	—	—	9,864
Taxes other than income	4,826	0.35	425	798	383	6,432
General and administrative	5,124	0.37	3,352	4,244	5,766	18,486
Impairments	1,196	0.09	—	—	—	1,196
Depreciation, depletion and amortization	39,999	2.92	7,394	9,109	571	57,073

Total expenses	87,220	6.36	13,278	121,554	(15,453)	206,599

Operating income (loss)	$(22,655)	$(1.65)	$24,974	$(3,047)	$(6,711)	$(7,439)

Additions to property and equipment and acquisitions	$120,574		$1,300	$17,006	$406	$139,286

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe)(a)
Three Months Ended March 31, 2008

Production
Total natural gas, crude oil and NGLs (MMcfe)	10,523
Natural gas (MMcf)	9,748
Crude oil (MBbls)	95
NGLs (MBbls)	34
Coal royalty tons (thousands of tons)			7,640
Midstream system throughput volumes (MMcf)				17,287

Revenues
Natural gas	$80,513	$8.26	$—	$—	$—	$80,513
Crude oil	9,215	97.00	—	—	—	9,215
NGLs	1,868	54.94	—	—	—	1,868
Natural gas midstream	—		—	125,048	—	125,048
Coal royalties	—		23,962	—	—	23,962
Other	703		6,332	1,472	22	8,529

Total revenues	92,299	8.77	30,294	126,520	22	249,135

Expenses
Cost of midstream gas purchased	—	—	—	99,697	—	99,697
Operating expense	14,209	1.35	2,743	4,050	—	21,002
Exploration	4,680	0.44	—	—	—	4,680
Taxes other than income	5,858	0.56	371	701	465	7,395
General and administrative	4,584	0.44	3,185	3,333	6,557	17,659
Depreciation, depletion and amortization	26,616	2.53	6,413	5,087	453	38,569

Total expenses	55,947	5.32	12,712	112,868	7,475	189,002

Operating income (loss)	$36,352	$3.45	$17,582	$13,652	$(7,453)	$60,133

Additions to property and equipment and acquisitions	$95,189		$48	$17,622	$543	$113,402

(a) – Natural gas revenues are shown per Mcf, crude oil and NGL revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES—unaudited

(in thousands)

	Three Months Ended March 31, 2009
	2009	2008
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$103,019	$66,152
Adjustments:
Changes in operating assets and liabilities	(29,593)	18,424

Operating cash flow (a)	$73,426	$84,576

Reconciliation of GAAP “Net income attributable to PVA” to Non-GAAP “Net income attributable to PVA as adjusted”
Net income attributable to PVA	$(7,209)	$3,194
Adjustments for derivatives:
Derivative losses included in operating income	—	1,108
Derivative losses (gains) included in other income	(9,801)	25,901
Cash settlements of derivatives	19,148	(8,953)
Adjustment for drilling rig standby charges	9,864	—
Adjustment for impairments	1,196	—
Impact of adjustments on noncontrolling interests	(4,275)	9,535
Impact of adjustments on income tax expense (b)	(6,251)	(10,705)

	$2,672	$20,080
Less: Portion of subsidiary net income allocated to undistributed share-based compensation awards, net of taxes	(13)	(103)

Net income attributable to PVA as adjusted (c)	$2,659	$19,977

Net income attributable to PVA as adjusted per share, diluted	$0.06	$0.48

(a) – Operating cash flow represents net cash provided by operating activities before changes in operating assets and liabilities. We believe that operating cash flow is widely accepted as a financial indicator of an energy company’s ability to generate cash which is used to internally fund investing activities, service debt and pay dividends. Operating cash flow is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the energy industry. Operating cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.

(b) – The impact of these adjustments on our income tax expense (benefit) reflects our effective tax rate of 38.8% for the three months ended March 31, 2009 and 2008.

(c) – Net income attributable to PVA as adjusted represents net income attributable to PVA adjusted to exclude the effects of non-cash changes in the fair value of derivatives, the effects of drilling rig standby charges, the effects of impairments and the effect of PVR’s net income allocated to PVR units that we own and have awarded under PVR’s long-term incentive compensation plan. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry, as well as companies within the natural gas midstream industry. We use this information for comparative purposes within these industries. Net income attributable to PVA as adjusted is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income attributable to PVA.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD—unaudited

(in thousands)

Reconciliation of GAAP “Income Statements As Reported” to Non-GAAP “Income Statements As Adjusted” (a):

	Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$52,821	$—	$52,821	$80,513	$—	$80,513
Crude oil	6,328	—	6,328	9,215	—	9,215
NGLs	3,370	—	3,370	1,868	—	1,868
Natural gas midstream	95,206	(95,206)	—	125,048	(125,048)	—
Coal royalties	30,630	(30,630)	—	23,962	(23,962)	—
Other	10,805	(8,750)	2,055	8,529	(7,804)	725

Total revenues	199,160	(134,586)	64,574	249,135	(156,814)	92,321

Expenses
Cost of midstream gas purchased	79,398	(79,398)	—	99,697	(99,697)	—
Operating	22,702	(7,939)	14,763	21,002	(6,793)	14,209
Exploration	11,448	—	11,448	4,680	—	4,680
Exploration—Drilling rig standby charges	9,864	—	9,864	—	—	—
Taxes other than income	6,432	(1,223)	5,209	7,395	(1,072)	6,323
General and administrative	18,486	(8,133)	10,353	17,659	(7,134)	10,525
Impairments	1,196	—	1,196	—	—	—
Depreciation, depletion and amortization	57,073	(16,503)	40,570	38,569	(11,500)	27,069

Total expenses	206,599	(113,196)	93,403	189,002	(126,196)	62,806

Operating income (loss)	(7,439)	(21,390)	(28,829)	60,133	(30,618)	29,515

Other income (expense)
Interest expense	(12,502)	5,616	(6,886)	(10,747)	4,932	(5,815)
Derivatives	10,255	7,161	17,416	(25,901)	(7,776)	(33,677)
Equity earnings in PVG and PVR	—	5,284	5,284	—	13,979	13,979
Other	1,573	(329)	1,244	2,331	(545)	1,786

Income before income taxes and noncontrolling interests	(8,113)	(3,658)	(11,771)	25,816	(20,028)	5,788

Income tax expense	4,562	—	4,562	(2,594)	—	(2,594)

Net income	(3,551)	(3,658)	(7,209)	23,222	(20,028)	3,194

Net income attributable to noncontrolling interests	(3,658)	3,658	—	(20,028)	20,028	—

Net income attributable to PVA	$(7,209)	$—	$(7,209)	$3,194	$—	$3,194

(a) – Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, excluding noncontrolling interests which represent the portion of PVG’s consolidated results of operations that we do not own. We believe equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on our operations.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD—unaudited (continued)

(in thousands)

Reconciliation of GAAP “Balance Sheet As Reported” to Non-GAAP “Balance Sheet As Adjusted” (a):

	March 31, 2009			December 31, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Assets
Current assets	$231,864	$(100,554)	$131,310	$263,518	$(118,246)	$145,272
Net property and equipment	2,542,804	(896,219)	1,646,585	2,512,177	(895,119)	1,617,058
Equity investment in PVG and PVR	—	(509,906)	(509,906)	—	238,852	238,852
Other assets	225,830	(214,439)	11,391	220,870	(206,256)	14,614

Total assets	$3,000,498	$(1,721,118)	$1,279,380	$2,996,565	$(980,769)	$2,015,796

Liabilities and shareholders’ equity
Current liabilities	$190,340	$(68,761)	$121,579	$247,594	$(81,855)	$165,739
PVA convertible notes	201,545	—	201,545	199,896	—	199,896
PVA revolving credit facility	390,000	—	390,000	332,000	—	332,000
Long-term debt of PVR	595,100	(595,100)	—	568,100	(568,100)	—
Other liabilities and deferred taxes	308,525	(29,555)	278,970	312,645	(31,143)	281,502
PVA shareholders’ equity and noncontrolling interests	1,314,988	(1,027,702)	287,286	1,336,330	(299,671)	1,036,659

Total liabilities and shareholders’ equity	$3,000,498	$(1,721,118)	$1,279,380	$2,996,565	$(980,769)	$2,015,796

Reconciliation of GAAP “Statement of Cash Flows As Reported” to Non-GAAP “Statement of Cash Flows As Adjusted” (b):

	Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net income attributable to PVA	$(3,551)	$—	$(3,551)	$23,222	$—	$23,222
Adjustments to reconcile net income attributable to PVA to net cash provided by operating activities:
Depreciation, depletion and amortization	57,073	(16,503)	40,570	38,569	(11,500)	27,069
Impairments	1,196	—	1,196	—	—	—
Derivative contracts:
Total derivative losses (gains)	(9,801)	(7,615)	(17,416)	27,009	6,668	33,677
Cash settlements of derivatives	19,148	(2,836)	16,312	(8,953)	9,522	569
Deferred income taxes	(4,634)	—	(4,634)	2,142	—	2,142
Investment in PVG and PVR	—	(8,942)	(8,942)	—	(34,007)	(34,007)
Cash distributions from PVG and PVR	—	11,533	11,533	—	10,432	10,432
Dry hole and unproved leasehold expense	10,504		10,504	3,553	—	3,553
Noncash interest expense	2,711	(491)	2,220	1,952	164	2,116
Other	780	1,768	2,548	(2,918)	250	(2,668)

Operating cash flow	73,426	(23,086)	50,340	84,576	(18,471)	66,105
Changes in operating assets and liabilities	29,593	963	30,556	(18,424)	924	(17,500)

Net cash provided by (used in) operating activities	103,019	(22,123)	80,896	66,152	(17,547)	48,605

Cash flows from investing activities
Acquisitions	(3,073)	1,255	(1,818)	(4,740)	(341)	(5,081)
Additions to property and equipment	(136,213)	17,048	(119,165)	(108,662)	20	(108,642)
Other	254	(265)	(11)	405	17,650	18,055

Net cash provided by (used in) investing activities	(139,032)	18,038	(120,994)	(112,997)	17,329	(95,668)

Cash flows from financing activities
Dividends paid	(2,349)	—	(2,349)	(2,344)	—	(2,344)
Distributions paid to noncontrolling interest holders	(18,455)	18,455	—	(13,740)	13,740	—
Repayments of bank indebtedness	(7,542)	—	(7,542)	—	—	—
Net proceeds from (repayments of) PVA borrowings	58,000	—	58,000	54,000	—	54,000
Net proceeds from (repayments of) PVR borrowings	27,000	(27,000)	—	2,000	(2,000)	—
Other	(9,258)	9,258	—	5,282	—	5,282

Net cash provided by (used in) financing activities	47,396	713	48,109	45,198	11,740	56,938

Net increase (decrease) in cash and cash equivalents	11,383	(3,372)	8,011	(1,647)	11,522	9,875
Cash and cash equivalents-beginning balance	18,338	(18,338)	—	34,527	(30,503)	4,024

Cash and cash equivalents-ending balance	$29,721	$(21,710)	$8,011	$32,880	$(18,981)	$13,899

(a) – Equity method balance sheets represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheets, excluding noncontrolling interests which represent the portion of PVG’s consolidated balance sheet that we do not own and including other adjustments to eliminate inter-company transactions. We believe equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on our assets, liabilities and shareholders’ equity.

(b) – Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding noncontrolling interests which represent the portion of PVG’s consolidated results of operations that we do not own and including other adjustments to eliminate inter-company transactions. We believe equity method statements of cash flows provide useful information to allow the public to more easily discern PVG’s effect on our cash flows.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE—unaudited

(dollars in millions except where noted)

We are providing the following guidance regarding financial and operational expectations for full-year 2009.

	Actual First Quarter 2009	Full-Year 2009 Guidance
Oil & Gas Segment:
Production:
Natural gas (Bcf) (a)	11.8	41.3	—		42.7
Crude oil (MBbls)	171	600	—		650
NGLs (MBbls)	147	525	—		575
Equivalent production (Bcfe)	13.7	48.0	—		50.0

Equivalent daily production (MMcfe per day)	152.3	131.5	—		137.0

Expenses:
Cash operating expenses ($ per Mcfe)	$1.80	1.85	—		1.95
Exploration	$11.4	60.0	—		70.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.92	2.80	—		3.00
Impairments	$1.2	1.2	—		1.2

Capital expenditures:
Development drilling	$76.5	115.0	—		120.0
Exploratory drilling	$1.5	2.0	—		4.0
Pipeline, gathering, facilities	$5.1	9.0	—		10.0
Seismic	$0.7	1.0	—		2.0
Lease acquisition, field projects and other	$1.8	3.0	—		4.0
Total segment capital expenditures	$85.6	130.0	—		140.0

Coal and Natural Resource Segment (PVR):
Coal royalty tons (millions)	8.7	33.0	—		34.0

Revenues:
Average coal royalties per ton	$3.50	3.35	—		3.45
Other	$7.6	22.5	—		24.0

Expenses:
Cash operating expenses	$5.9	21.5	—		23.0
Depreciation, depletion and amortization	$7.4	31.5	—		32.5

Capital expenditures:
Expansion and acquisitions	$1.3	4.0	—		5.0
Other capital expenditures	$—	1.0	—		2.0
Total segment capital expenditures	$1.3	5.0	—		7.0

Natural Gas Midstream Segment (PVR):
System throughput volumes (MMcf per day) (b)	359	350	—		360

Expenses:
Cash operating expenses	$11.8	51.0	—		53.0
Depreciation, depletion and amortization	$9.1	38.0	—		39.0

Capital expenditures:
Expansion and acquisitions	$11.2	46.0	—		48.0
Maintenance capital expenditures	$3.3	12.0	—		14.0
Total segment capital expenditures	$14.5	58.0	—		62.0

Corporate and Other:
General and administrative expense—PVA	$5.2	19.0	—		21.0
General and administrative expense—PVG	$0.5	2.0	—		2.5
Interest expense:
PVA end of period debt outstanding	$591.5
PVA average interest rate	4.3%
Percentage capitalized	5.8%		(c	)
PVR end of period debt outstanding	$595.1
PVR average interest rate	2.9%

Net income attributable to noncontrolling interests	$3.7		(d	)
Income tax rate	38.8%		(e	)
Cash distributions received from PVG and PVR	$11.5		(f	)
Other capital expenditures	$0.6	1.0	—		2.0

These estimates are meant to provide guidance only and are subject to change as our and PVR’s operating environments change.

See Notes on subsequent pages.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE—unaudited—(continued)

(dollars in millions except where noted)

Notes to Guidance Table:

(a)	The following table shows our current derivative positions for natural gas production in the oil and gas segment as of March 31, 2009:

		Weighted Average Price
	Average Volume Per Day	Additional Put Option	Floor / Swap Price	Ceiling
	(in MMBtu)		(per MMBtu)
Natural gas costless collars
Second quarter 2009	15,000		$4.25	$5.70
Third quarter 2009	15,000		$4.25	$5.70
Fourth quarter 2009	15,000		$4.25	$5.70
First quarter 2010	35,000		$4.96	$7.41
Second quarter 2010	30,000		$5.33	$8.02
Third quarter 2010	30,000		$5.33	$8.02
Fourth quarter 2010	30,000		$5.42	$8.67
First quarter 2011	30,000		$5.42	$8.67

	(in MMBtu)		(per MMBtu)
Natural gas three-way collars—(1)
Second quarter 2009	40,000	$6.38	$8.75	$10.79
Third quarter 2009	40,000	$6.38	$8.75	$10.79
Fourth quarter 2009	30,000	$6.83	$9.50	$13.60
First quarter 2010	30,000	$6.83	$9.50	$13.60

	(in MMBtu)		(per MMBtu)
Natural gas swaps
Second quarter 2009 through fourth quarter 2009	40,000		$4.91

	(in barrels)		(per barrel)
Crude oil three-way collars—(1)
Second quarter 2009	500	$80.00	$110.00	$179.00
Third quarter 2009	500	$80.00	$110.00	$179.00
Fourth quarter 2009	500	$80.00	$110.00	$179.00

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, oil and gas segment operating income for the remainder of 2009 would increase or decrease by approximately $28.6 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, oil and gas segment operating income for the remainder of 2009 would increase or decrease by approximately $4.4 million. This assumes that other variables (e.g., crude oil prices, natural gas prices and inlet volumes) remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(1)	A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that we will receive for the contracted commodity volumes. The purchased put establishes the minimum price that we will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE—unaudited—(continued)

(dollars in millions except where noted)

(b)	The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any. The following table shows current derivative positions for natural gas production in PVR’s natural gas midstream segment as of March 31, 2009:

		Weighted Average Price Collars
	Average Volume Per Day	Additional Put Option	Put	Call
	(in barrels)		(per barrel)
Crude oil three-way collar
Second quarter 2009 through fourth quarter 2009	1,000	$70.00	$90.00	$119.25

	(in MMBtu)		(per MMBtu)
Frac spread collar—(1)
Second quarter 2009 through fourth quarter 2009	6,000		$9.09	$13.94

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for the remainder of 2009 would decrease or increase by approximately $3.7 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, natural gas midstream gross margin and operating income for the remainder of 2009 would increase or decrease by approximately $3.8 million. This assumes that other variables (e.g., crude oil prices, natural gas prices and inlet volumes) remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(1) – PVR’s frac spread is the spread between the purchase price for the natural gas PVR purchases from producers and the sale price for the NGLs that PVR sells after processing. PVR hedges against the variability in its frac spread by entering into swap derivative contracts to sell NGLs forward at a predetermined swap price and to purchase an equivalent volume of natural gas forward on an MMBtu basis

(c)	We capitalize a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by GAAP.
(d)	We control the general partner of PVG and own a 77 percent limited partner interest in PVG. PVG’s operating results are included in our consolidated financial statements and noncontrolling interests reflect the 23 percent of PVG owned by parties other than us.
(e)	Our federal and state statutory income tax rates, net of federal income tax benefit, approximate 39%. Deferred federal and state income taxes for the remainder of 2009 are expected to comprise approximately 65% to 75% of our income tax expense or benefit for the full year.
(f)	Amounts received are dependent primarily upon distributions paid by PVG.